ARTHUR J. BROWN
(202) 778-9046
brownaj@kl.com


                               February 20, 1996


Bull & Bear Funds I, Inc.
11 Hanover Square
New York, New York  10005

Ladies and Gentlemen:

     You have requested our opinion as to certain matters regarding the issuance by Bull & Bear Funds I, Inc. (the "Corporation"), a corporation organized under the laws of the State of Maryland, of shares of common stock (the "Shares") of Bull & Bear U.S. and Overseas Fund (the "Acquiring Fund"), a series of the Corporation, pursuant to an Agreement and Plan of Reorganization and Termination ("Plan") between the Corporation, on behalf of Acquiring Fund, and the Corporation, on behalf of Bull & Bear Quality Growth Fund (the "Target") . Under the Plan, Acquiring Fund would acquire the assets of Target in exchange for the Shares and the assumption by Acquiring Fund of Target's liabilities. In connection with the Plan, the Corporation is about to file a Registration Statement on Form N-14 (the "N-14") for the purpose of registering the Shares under the Securities Act of 1933, as amended ("1933 Act"), to be issued pursuant to the Plan.

     We have examined originals or copies believed by us to be genuine of the Corporation's Articles of Incorporation and By-Laws, as amended and restated, minutes of meetings of its board of directors, the form of Plan, and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant. Based upon that examination, we are of the opinion that the Shares being registered by the N-14 when issued in accordance with the Plan and the Corporation's Articles of Incorporation and By-Laws, as amended and


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restated,  will be legally  issued,  fully paid and  non-assessable,  subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

     We hereby consent to this opinion accompanying the N-14 which the Corporation is about to file with the Securities and Exchange Commission and to the reference to our firm under the caption "Miscellaneous - Legal Matters" in the Prospectus/Proxy Statement filed as part of the N-14.



                                          Very truly yours,

                                          KIRKPATRICK & LOCKHART LLP




                                          By:  /s/ Arthur J. Brown
                                               -------------------
                                                 Arthur J. Brown